Exhibit 99.1

August 17, 2009

FOR IMMEDIATE RELEASE

Contact: Ms Miki Ito or Mr Daisuke Sekiguchi

TrainTracks Inc.

Phone: +81 (0)3 5738 4177 Fax: +81 (0)3 5738 4178

Email: ito@traintracks.jp, sekiguchi@traintracks.jp

JUPITER TELECOMMUNICATIONS ANNOUNCES

JULY 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of July 31, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.23 million, up 458,400, or 16.5% since July 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.81 million, up 846,200 or 17.1% since July 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.80 as of July 31, 2009 from 1.79 as of July 31, 2008. The cable television digital migration rate as of July 31, 2009 increased to 86% from 74% as of July 31, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of July 31, 2009	2,580,100	1,544,700	1,682,900	5,807,700	3,229,400
	Digital: 2,207,100
As of July 31, 2008	2,252,100	1,289,300	1,420,100	4,961,500	2,771,000

Net year-over-year increase	328,000	255,400	262,800	846,200	458,400
Net increase as percentage	14.6%	19.8%	18.5%	17.1%	16.5%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.23 million subscribing households (as of July 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.49 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html